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                                                                       EXHIBIT F

                                  ARTICLE VII

                          AMENDED AND RESTATED BYLAWS

                                       OF

                             DART GROUP CORPORATION


                                  ARTICLE VII.

                         INDEMNIFICATION AND INSURANCE

     SECTION 1. INDEMNIFICATION.

          a. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents (other than a director or officer) of the Corporation, to directors, officers, employees or agents of any

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subsidiary of the Corporation, and to each person serving at the request of the
Corporation or any of its subsidiaries as a director, officer, partner, member, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, with the same scope and effect as the foregoing indemnification of directors and officers of the Corporation. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a please of nolo contendere or its
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equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          b. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court

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in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents (other than a director or officer) of the Corporation, to directors, officers, employees or agents of any subsidiary of the Corporation, and to each person serving at the request of the Corporation or any of its subsidiaries as a director, officer, partner, member, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, with the same scope and effect as the foregoing indemnification of directors and officers of the Corporation.

          c. Notwithstanding the other provisions of Section 1 of Article VII of these Bylaws, to the extent that any person entitled to indemnification pursuant to the terms of Section 1(a) or (b) of Article VII of these Bylaws has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Section 1(a) and (b) of Article VII of these Bylaws, or in defense of any claim, issue or matter therein, he or she shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

          d. Any indemnification of a director or officer of the Corporation or a legal representative thereof under Section 1(a) and (b) of Article VII of these Bylaws (unless ordered by a court) shall be paid by the Corporation unless a determination is made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who

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were not parties to such action, suit or proceeding; or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the stockholders, that indemnification of the director, officer, employee or agent is not proper in the circumstances because he or she has not met the applicable standards of conduct set forth in Section 1(a) and (b) of Article VII of these Bylaws.

          e. Costs, charges, and expenses (including attorneys' fees) incurred by a director or officer of the Corporation or a legal representative thereof in defending a civil or criminal action, suit or proceeding (including investigations by any government agency and all costs, charges and expenses incurred in preparing for any threatened action, suit or proceeding) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation pursuant to this
Article VII. No security shall be required for such undertaking and such undertaking shall be accepted without reference to the recipient's financial ability to make repayment. Such expenses incurred by other employees, agents and other persons entitled to indemnification pursuant to Section 1(a) of (b) of
Article VII of these Bylaws may be so paid upon such terms and conditions, if any, as the Board deems appropriate. The Board of Directors may, in the manner set forth above, and subject to the approval of such director, officer, legal representative, employee, agent or other person, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

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          f.  Any indemnification under Section 1(a), (b) or (c) of Article VII or advance of costs, charges and expenses under Section 1(e) of Article VII of these Bylaws shall be made promptly, and in any event within sixty (60) days, upon the written request of the person entitled to such indemnification or advance directed to the Secretary of the Corporation. The right to indemnification or advances as granted by this Article VII shall be enforceable by the director, officer, employee or agent in any court of competent jurisdiction if the Corporation denies such request in whole or in part, or if no disposition thereof is made within sixty (60) days. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification or advances, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 1(e) of Article VII of these Bylaws where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 1(a) or (b) of
Article VII of these Bylaws, but the burden of proving that such standard of conduct has not been met shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 1(a) and (b) of Article VII of these Bylaws, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, or its stockholders) that the claimant has not met such applicable standards of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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          g.  The indemnification and advancement of expenses provided by, or granted pursuant to, other Sections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of costs, charges and expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director, officer, legal representative, employee or agent and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under Article VII of these Bylaws shall be deemed to be a contract between the Corporation and each director, officer of the Corporation, or legal representative thereof, who serves or served in such capacity at any time while Article VII of these Bylaws is in effect. No amendment or repeal of this Article VII of these Bylaws or any relevant provisions of the Delaware General Corporation Law or any other applicable laws shall adversely affect or deny to any director, officer, legal representative, employee or agent any rights to indemnification which such person may have, or change or release any obligations of the Corporation, under Article VII of these Bylaws with respect to any costs, charges, expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement which arise out of an action, suit or proceeding based in whole or substantial part on any act or failure to act, actual or alleged, which takes place before or while Section 1 of Article VII of these Bylaws is in effect. The provisions of this sub-section (g) shall apply to any such action, suit or proceeding whenever commenced, including any such action, suit or proceeding commenced after any amendment or repeal of
Article VII of these Bylaws.

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          h.  For purposes of this Article VII, references to "the Corporation"
shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, its officers, legal representatives thereof, its employees or its agents so that any person who is or was a director, officer, employee or agent of such constituent corporation or a legal representative of such a director or officer, or is or was serving at the request of such constituent corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          i. For purposes of this Article VII, references to "other enterprises" shall include employee benefit plans including but not limited to any employee benefit plan of the Corporation; references to "fines" shall include any penalties and any excise or similar taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries including acting as a fiduciary thereof; a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article

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VII; and service as a partner, trustee or member of management or similar committee of a partnership or joint venture, or as a director, officer, employee or agent of a corporation which is a partner, trustee or joint venturer, shall be considered service as a director, officer, employee or agent of the partnership, joint venture, trust or other enterprise.

     SECTION 2. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law and these Bylaws, provided that such insurance is
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available on acceptable terms as determined by a vote of a majority of the entire Board of Directors.

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